Exhibit 5.1

Reed Smith LLP
599 Lexington Avenue
New York, NY 10022-7650
+1 212 521 5400
Fax +1 212 521 5450
reedsmith.com

July 22, 2022

Mondee Holdings, Inc.

10800 Pecan Park Blvd.
Suite 315

Austin, TX 78750

Ladies and Gentlemen:

We have acted as counsel to Mondee Holdings, Inc. (f/k/a ITHAX Acquisition Corp.), a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “Registration Statement”) and the related prospectus relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of (A) the issuance of up to 12,412,500 shares of Class A common stock, par value $0.0001 per share, of the Company (“New Mondee Common Stock”), which consists of (i) up to 337,500 shares of New Mondee Common Stock (the “Private Warrant Shares”) issuable upon the exercise of private placement warrants to purchase 337,500 shares of New Mondee Common Stock (the “Private Warrants”) and (ii) up to 12,075,000 shares of New Mondee Common Stock (the “Public Warrant Shares” and, together with the Private Warrant Shares, the “Warrant Shares”) issuable upon the exercise of warrants to purchase 12,075,000 shares of New Mondee Common Stock (the “Public Warrants” and, together with the Private Warrants, the “Warrants”), and (B) the offer and sale from time to time by the selling securityholders named in the Registration Statement (as defined below) or their permitted transferees of (i) the Private Warrants and (ii) up to 81,681,600 shares of New Mondee Common Stock (the “Selling Stockholder Shares”), which consists of (A) up to 337,500 Private Warrant Shares, (B) 7,000,000 shares of New Mondee Common Stock issued to certain of the selling securityholders in private placements pursuant to the terms of subscription agreements between such investors and the Company (such subscription agreements, as amended, the “Subscription Agreements” and such shares, the “PIPE Shares”), in connection with, and immediately prior to the consummation of, the business combination between the Company and Mondee Holdings II, Inc. (“Mondee”) described in the prospectus included in the Registration Statement (the “Business Combination”), (c) 60,800,000 shares of New Mondee Common Stock issued to Mondee Holdings, LLC (the “Mondee Stockholder”) in connection with the Business Combination, (d) 6,500,000 shares of New Mondee Common Stock (the “Earn Out Shares”) issued pursuant to earn-out agreements between the Company and certain members of management and affiliates of the Company (the “Earn-Out Agreements”), (e) 331,600 shares of New Mondee Common Stock issued to certain members of management of Mondee Stockholder (“Management Shares”) upon closing of the Business Combination, (f) 6,037,500 shares of New Mondee Common Stock issued to the Sponsor (the “Founder Shares”) that related to securities acquired by them in a private placement prior to the Company’s initial public offering and (g) 675,000 shares of New Mondee Common Stock that were originally issued to the Sponsor and Cantor Fitzgerald & Co. in a private placement that closed simultaneously with the Company’s initial public offering.

Securities and Exchange Commission
July 22, 2022

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have reviewed originals or copies of (a) the Registration Statement, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) that certain Amended and Restated Warrant Agreement (the “Warrant Agreement”), dated July 18, 2022, by and between Continental Stock Transfer & Trust Company (the “Warrant Agent”) and the Company (the “Warrant Agreement”), (d) the Subscription Agreements, (e) the Earn-Out Agreements (the Warrant Agreement, Subscription Agreements and Earn-Out Agreements collectively referred to herein as the “Transaction Documents”), and such other corporate records, agreements and documents of the Company, certificates or comparable documents of public officials and officers of the Company and have made such other investigations as we have deemed necessary as a basis for the opinions set forth below.

In rendering the opinion set forth below, we have assumed:

a.	the genuineness of all signatures;
b.	the legal capacity of natural persons;
c.	the authenticity of all documents submitted to us as originals;
d.	the conformity to original documents of all documents submitted to us as duplicates or conformed copies; and
e.	as to matters of fact, the truthfulness of the representations and warranties made or to be made (as applicable) by the parties to the Transaction Documents and the truthfulness of the representations made in certificates or comparable documents of public officials and officers of the Company.

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Private Warrants, assuming the due authorization, execution and delivery of the Warrant Agreement and the Warrants by the Warrant Agent, constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms, under the laws of the State of New York, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
2.	The Warrant Shares, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid, and nonassessable.
3.	The Selling Stockholder Shares, other than the Warrant Shares, are validly issued, fully paid and non-assessable.

Securities and Exchange Commission
July 22, 2022

The opinions stated herein are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) public policy considerations which may limit the rights of parties to obtain certain remedies, (ii) any provision waiving the right to object to venue in any court; and (iii) any agreement to submit to the jurisdiction of any federal court.

Our opinion is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York (the “Opined-on Law”) and we do not express any opinion herein concerning any other law. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. This opinion letter speaks only as of its date.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ REED SMITH LLP

Reed Smith LLP